EXHIBIT 99


                            FOR IMMEDIATE RELEASE

                         STONE ENERGY CORPORATION ADOPTS
                  STOCKHOLDER RIGHTS PLAN AND BYLAW AMENDMENTS

                                                     Contact:
  October 15, 1998                                          Michael L. Finch
Lafayette, Louisiana                                     Chief Financial Officer
      NYSE:SGY                                               (318)237-0410

                  Stone Energy Corporation ("the Company") announced that its Board of Directors (the "Board") has adopted a stockholder rights plan and certain bylaw amendments which are designed to improve the ability of the Board to protect and advance the interests of its stockholders in the event of a proposed takeover of the Company. The rights will be issued on October 26, 1998 to stockholders of record on that date, and will expire on September 30, 2008.

                  The plan provides for the issuance of one right for each outstanding share of the Company's common stock. The rights would become exercisable only if a person or group (the "acquiring party") acquires 15% or more of the Company's outstanding voting stock or announces a tender or exchange offer that would result in ownership of 15% or more of its voting stock. In those circumstances, each right would entitle holders, other than the acquiring party, to purchase shares of the Company's common stock for a price equal to one-half of their market value. The Board may amend the plan at any time and may elect to redeem the rights prior to the acquisition of 15% or more of the Company's stock by an acquiring party.

                  The plan includes other customary provisions which are intended to discourage an acquiring party from seeking control by other means, such as through a merger transaction. In addition to the adoption of the plan, the Board approved certain amendments to the Company's bylaws to give the Board more control in the event of a proposed takeover. The amendments include advance notice for stockholder proposals and director nominees, limitations on the calling of special meetings and an 80% voting requirement for the amendment of certain bylaws. The bylaw amendments were effective as of October 9, 1998.

                  The stockholder rights plan is not being adopted in response to any pending takeover threat to the Company, nor is it intended to prevent a takeover on terms that are fair and in the best interests of the Company's stockholders. Since the rights may be redeemed by the Board under certain circumstances, their existence should not interfere with any merger or other business combination approved by the Board. The issuance of the rights does not in any way diminish the financial strength of the Company or interfere with its business plans. The issuance of the rights has no dilutive effect, will not affect reported earnings per share, and will not change the way its common stock is currently traded.

                  Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation and operation of oil and gas properties located in the Gulf Coast Basin.


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